Exhibit 99.1

Robert J. Grey	PPL Corporation
Executive Vice President,	Two North Ninth Street
General Counsel and Secretary	Allentown, PA 18101-1179
Tel. 610.774.5587 Fax 610.774.4455	Tel. 610.774.5151
rjgrey@pplweb.com	www.pplweb.com

April 29, 2015

Members of the Board of Directors and Executive Officers

Re:  Notice of ESOP Blackout Period

Dear Board Members and Executive Officers:

On April 29, 2015, PPL Corporation (“PPL”) received notice from the plan administrator of the PPL Employee Stock Ownership Plan (the “ESOP”) that the ESOP will be in a blackout period that will begin at 4:00 p.m. Eastern time on May 29, 2015 and is scheduled to end at 4:00 p.m. Eastern time on June 19, 2015, immediately following the pro rata distribution (“Distribution”) to PPL shareowners of the shares of Talen Energy Corporation (the “Talen Energy”).  The blackout period is required to enable Fidelity Investments, the provider of trustee and recordkeeping services to the ESOP, to orderly dispose of the shares of Talen Energy common stock distributed with respect to shares of PPL common stock held by the ESOP and to reinvest the proceeds of such dispositions in shares of PPL common stock to be credited to the accounts of ESOP participants. During the blackout period, ESOP participants will not be able to request withdrawals, distributions or diversification exchanges with respect to the portion of their ESOP accounts that will initially be credited with shares of Talen Energy common stock.

Under applicable SEC rules, we are required to notify you that, during the blackout period, you generally will be restricted from making purchases and sales of PPL common stock.  Please note that the trading restriction during the blackout period will not apply to certain transactions, including acquisitions of stock units under the Directors Deferred Compensation Plan and dividend reinvestments under PPL’s Dividend Reinvestment Plan.  In addition, beginning as of the date of this letter, you will be precluded from entering into any 10b5-1 plans related to trading in shares of PPL common stock through termination of the blackout period.   Upon termination of the blackout period, all such restrictions will be lifted and you will be permitted to conduct other transactions in PPL common stock, subject to PPL’s insider trading policy.

If you have any questions concerning the foregoing, please do not hesitate to contact me.

Sincerely,

/s/ Robert J. Grey
Robert J. Grey